Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	February 21, 2020

Correction: Valmont Reports Fourth Quarter and Full Year 2019 Earnings

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today announced that the press release “Valmont Reports Fourth Quarter and Full Year 2019 Earnings”, which was distributed on February 19, 2020, stated that Utility Support Structures segment backlog for the fiscal year ended December 28, 2019 was $498.0 million. The correct Utility Support Structures segment backlog for the fiscal year ended December 28, 2019 is $615.0 million.

	12/28/2019 (As Reported)	12/28/2019 (Corrected)
Utility Support Structures	498.0	615.0

The adjustment to the Utility Support Structures backlog does not have an impact on Valmont’s previously announced 2020 outlook on net sales, earnings per share or any other information contained in the original earnings release.

About Valmont Industries, Inc.

Valmont® is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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